EXHIBIT 99.1

Willis Lease to Redeem Preferred Shares

NOVATO, Calif., Oct. 3, 2012 (GLOBE NEWSWIRE) -- Willis Lease Finance Corporation (Nasdaq:WLFC), the premier lessor of commercial jet engines, today announced it will redeem all outstanding shares of its 9% Series A Cumulative Redeemable Preferred Stock (Nasdaq:WLFCP) for cash, on November 2, 2012. The redemption price will be $10.00 per Series A Share, plus any accrued and unpaid dividends thereon.

"The equity capital provided by our preferred shareholders was a key component in our growth over the past six years, and we appreciate the support of these shareholders," said Charles F. Willis, CEO and Chairman. "With interest rates at historically low levels, along with the successful financings we completed in September, we are able to redeem our preferred shares."

Shareholders who hold their preferred shares in a brokerage account will have the redemption paid directly into that account. The 9% Series A Cumulative Redeemable Preferred Stock was issued February 7, 2006, with a redemption option at par on or after February 15, 2011.

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

CONTACT: Brad Forsyth
         Chief Financial Officer
         (415) 408-4700